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                                                                    EXHIBIT 12.1

                               ATHEROGENICS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                THREE MONTHS ENDED
                                                            FISCAL YEARS ENDED DECEMBER 31,                           MARCH 31,
                                   ----------------------------------------------------------------------------- ------------------
                                       1999            2000            2001            2002             2003            2004
                                   -------------   -------------   -------------   -------------   -------------   -------------
EARNINGS:
Net loss                           $ (10,433,250)  $ (13,949,522)  $ (17,639,583)  $ (27,965,507)  $ (53,287,821)  $ (16,602,700)
Add: Fixed charges                       431,113          36,555          21,534          50,689       1,954,402       1,292,841
Less: Capitalized interest                    --              --              --              --              --              --
                                   -------------   -------------   -------------   -------------   -------------   -------------

Earnings                           $ (10,002,137)  $ (13,912,967)  $ (17,618,049)  $ (27,914,818)  $ (51,333,419)  $ (15,309,859)
                                   =============   =============   =============   =============   =============   =============


FIXED CHARGES:
Interest expense                   $     195,363   $      36,555   $      21,534   $      50,689   $   1,954,402   $   1,292,841
Debt discount on note obligation         235,750              --              --              --              --              --
                                   -------------   -------------   -------------   -------------   -------------   -------------

Fixed charges                      $     431,113   $      36,555   $      21,534   $      50,689   $   1,954,402   $   1,292,841
                                   =============   =============   =============   =============   =============   =============

Deficiency of earnings available
   to cover fixed charges          $ (10,433,250)  $ (13,949,522)  $ (17,639,583)  $ (27,965,507)  $ (53,287,821)  $ (16,602,700)
                                   =============   =============   =============   =============   =============   =============

Ratio of earnings to fixed
    charges (1)                               --              --              --              --              --              --
                                   =============   =============   =============   =============   =============   =============


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(1) Fixed charges do not involve estimates for interest within rental expense, which was not considered material for all periods presented.